MG SmallCap Fund 10f3

Transactions Q1 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Websense, Inc.	N2H2, Inc.	Webtrends
Underwriters

Chase, SG Cowen, Wit SoundView, FleetBoston Robertson Stephens, Banc of America, CIBC World Mkts, DBSI, SSB, Warburg Dillon

Read, Crowell Weedon, Dain Rauscher Wessels, E*Offering, First Albany, First Security Van Kasper, Pacific Crest Sec, Pacific Growth Sec, Torrey Pines Sec, Tucker Anthony

		CIBC World Markets, US Bancorp Piper Jaffray, etc., including DBSI	Dain Rauscher Wessels, BancBoston Robertson Stephens, SoundView Technology Group, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	WBSN	NTWO	WEBT
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Chase H&Q	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	3/27/2000	7/29/1999	5/12/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 72,000,000.00	$ 65,000,000	$ 94,875,000
Total	$ 72,000,000.00	$ 65,000,000	$ 94,875,000

Public offering price	18.00	13.00	33.00
Price paid if other than POP		n/a	n/a
Underwriting spread or commission	$ 1.26 (7%)	$ 0.91 (7%)	$ 1.73 (5.24%)

Shares purchased	1,500	n/a	n/a
$ amount of purchase	$ 27,000.00	n/a	n/a

% of offering purchased by fund	0.038%	n/a	n/a
% of offering purchased by associated funds*	0.073%	n/a	n/a
Total (must be less than 25%)	0.110%	n/a	n/a
* DeAM Small Cap Equity